Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER 2012 RESULTS

Company Again Achieves Record Pace in Net New Sales.

LINCOLN, Nebraska (August 7, 2012) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter 2012.

●	Net new sales of $6.0 million, up 18%
●	Revenue up 13% to $20.6 million
●	Operating income $5.2 million, up 36%
●	Net income up 69% to $3.9 million
●	Diluted earnings per share of $0.57, up 67%

Announcing a record pace of net new sales, Michael D. Hays, chief executive officer of National Research Corporation, said, “Following record sales in the fourth quarter of 2011, we again matched that $6.0 million sales record in the second quarter of 2012.  Strong market acceptance of our product portfolio is clearly being experienced by the Company.  For example, Illuminate, our care transitions offering, has increased from $0.5 million to $1.9 million in contract value over the past twelve months.”

Revenue for the quarter ended June 30, 2012, was $20.6 million, compared to $18.3 million for the same quarter in 2011.  Net income for the quarter ended June 30, 2012, was $3.9 million, or $0.58 per basic share and $0.57 per diluted share, compared to $2.3 million for the second quarter 2011, or $0.35 per basic share and $0.34 per diluted share.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “Driven by increased net new sales, combined with favorable client contract renewal rates, our total contract value grew to $89.2 million as of June 30, 2012.  Our second quarter financial results demonstrate the continued momentum and growth in contract value, revenue and earnings.  It is important to note that our second quarter earnings included an income tax expense reduction of $620,000 as a result of favorable state income tax law changes.”

NRCI Announces Second Quarter 2012 Results

August 7, 2012

A listen-only simulcast of National Research Corporation’s 2012 second quarter conference call will be available online at www.earnings.com on August 8, 2012, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

For more than 30 years. National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRCI Announces Second Quarter 2012 Results

August 7, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$20,632	$18,316	$43,039	$38,107

Operating expenses:
Direct expenses	8,633	7,260	17,564	14,018
Selling, general and administrative	5,569	5,990	11,720	12,080
Depreciation and amortization	1,214	1,235	2,457	2,478
Total operating expenses	15,416	14,485	31,741	28,576

Operating income	5,216	3,831	11,298	9,531

Other income (expense), net:
Interest income	6	3	12	5
Interest expense	(140)	(156)	(282)	(326)
Other, net	29	9	14	(19)

Total other expense, net	(105)	(144)	(256)	(340)

Income before income taxes	5,111	3,687	11,042	9,191
Provision for income taxes	1,172	1,358	3,253	3,406

Net income	$3,939	$2,329	$7,789	$5,785
Net income per share, basic	$0.58	$0.35	$1.16	$0.87
Net income per share, diluted	$0.57	$0.34	$1.12	$0.85

Weighted average shares outstanding:
Basic	6,751	6,665	6,735	6,659
Diluted	6,943	6,855	6,931	6,832

NRCI Announces Second Quarter 2012 Results

August 7, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

		(Dollars in thousands)
	Jun. 30,	Dec. 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$11,168	$8,082
Accounts receivable, net	13,051	11,187
Income taxes receivable	171	--
Other current assets	3,834	2,868
Total current assets	28,224	22,137

Net property and equipment	13,124	13,613
Goodwill	57,715	57,730
Other, net	6,531	7,196

Total Assets	$105,594	$100,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,725	$2,302
Deferred revenue	17,413	16,500
Accrued compensation	3,041	3,591
Income taxes payable	--	145
Notes payable	2,093	1,861
Total current liabilities	25,272	24,399

Non-current liabilities	19,259	20,723

Total Liabilities	44,531	45,122

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,234,911 in 2012 and 8,117,849 in 2011; outstanding 6,796,510 in 2012 and 6,724,280 in 2011	8	8
Additional paid-in capital	34,280	31,080
Retained earnings	51,258	46,995
Accumulated other comprehensive income	848	907
Treasury stock	(25,331)	(23,436)
Total shareholders’ equity	61,063	55,554
Total liabilities and shareholders’ equity	$105,594	$100,676

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